Exhibit 99(a)(6)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “T. ROWE PRICE OHA PRIVATE CREDIT FUND”, CHANGING ITS NAME FROM "T. ROWE PRICE OHA PRIVATE CREDIT FUND" TO "T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JANUARY, A.D. 2023, AT 11:34 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6477796 8100 SR# 20230171837	Authentication: 202518710 Date: 01-18-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF TRUST

OF

T. ROWE PRICE OHA PRIVATE CREDIT FUND

This Certificate of Amendment to the Certificate of Trust of T. Rowe Price OHA Private Credit Fund is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) and sets forth the following:

1. The name of the statutory trust formed hereby is “T. Rowe Price OHA Private Credit Fund” (the “Trust”).

2. The Trust’s Certificate of Trust is hereby amended by deleting Item 1 thereof in its entirety and inserting in lieu thereof the following:

1. Name. The name of the statutory trust formed hereby is “T. Rowe Price OHA Select Private Credit Fund” (the “Trust”).

3. This Certificate of Amendment to the Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustees have executed this Certificate as of January 13, 2023, in accordance with Section 3811(a)(2) of the Act.

WILMINGTON TRUST, NATIONAL
ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Ellen Jean-Baptiste
Name:	Ellen Jean-Baptiste
Title:	Assistant Vice President

/s/ Eric Muller
Eric Muller, Trustee

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:34 AM 01/18/2023
FILED 11:34 AM 01/18/2023
SR 20230171837 - File Number 6477796